Exhibit 10.20

<Date>

<Name>

<Address>

<City, State, Zip>

Dear <First Name>:

This letter serves as notification that CarMax, Inc. hereby grants you <Number> shares of CarMax, Inc. Common Stock in consideration of your service to the Company as a Director from                     , 200     until the 200     Annual Meeting of Shareholders. This annual retainer grant is based on an average market price of <$> and has a <$> market value, as approved by the Board.

At your earliest convenience, you will need to notify                      at (804)             -             ext.                      as to whether you would like the shares issued in a certificate or wired to a brokerage account.

If you have any questions, please feel free to contact me at (804)             -             ext.             .

Sincerely,

Keith D. Browning

Executive Vice President and Chief Financial Officer